Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 for the registration of 2,039,098 shares of its common stock pertaining to the 2016 Incentive Award Plan and the 2016 Employee Stock Purchase Plan of Selecta Biosciences, Inc. and subsidiaries of our report dated March 15, 2018 with respect to the consolidated financial statements of Selecta Biosciences, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
April 2, 2018